Exhibit 4.2

SECURITIES SUBSCRIPTION AGREEMENT

DATE

Full Throttle Indoor Kart Racing Inc.
1780 S. Bellaire Street, Suite 835
Denver, Colorado 80222

1.           Full Throttle Indoor Kart Racing, a Colorado corporation (the "Company"), has offered for sale and the undersigned purchaser (the "Purchaser") hereby tenders this subscription and applies for the purchase of ______ Shares of Common Stock at the purchase price of $1.00 per Share (the "Offering").   All Proceeds will be released to Full Throttle upon receipt of the minimum offering proceeds of $3,000,000 or returned to the investor if the minimum offering has not been sold by the end of the offering period, INSERTDATE being one hundred and twenty days from the date of the effective date of the prospectus period unless all Shares are sold.  Together with this Subscription Agreement, the Purchaser is delivering to the Escrow Agent the full amount of the purchase price by check or wire transfer of funds for the subscribed Shares to:

LAND TITLE GUARANTEE COMPANY
5975 Greenwood Plaza Blvd., Suite 125
Greenwood Village, CO 80111

Key Bank
ABA # 3070 7026 7                                                      Account   769681042982
Account Name: Land Title as Escrow Agent for Full Throttle Indoor Kart Racing Inc.

2.           The Offering is being conducted pursuant to a Registration Statement filed under  the Securities Act of 1933 (the Act) on Form S-1.

3.           Representations and Warranties of Purchaser. In order to induce the Company to accept this subscription, the Purchaser hereby represents and warrants to, and covenants with, the Company as follows:

A.  The Purchaser is purchasing the Shares for its own account for investment purposes and not with a view towards distribution and has no present arrangement or intention to sell the Common Stock;

B.   The Purchaser is not an officer, director or “affiliate” (as that term is defined in Rule 403 under the Act) of the Company;

D.   The Purchaser has received and carefully reviewed the Company's Prospectus dated EFFECTIVEDATE;

E.    Except as set forth in the Prospectus, no representations or warranties have been made to the Purchaser by the Company, or any agent, employee or affiliate of the Company and in entering into this transaction the Purchaser is not relying upon any information, other than the Prospectus;

4.           Non-Binding Until Acceptance.      The Purchaser understands that this subscription is not binding upon the Company until the Company accepts it, which acceptance is at the sole discretion of the Company and is to be evidenced by the Company's execution of this Agreement where indicated. This Agreement shall be null and void if the Company does not accept it as aforesaid. Upon acceptance by the Company and receipt of the total purchase price, the Company will issue one or more certificates for the full number of subscribed Shares in the name of the Purchaser.

5.           Governing Law.     This Agreement will be construed and enforced in accordance with and governed by the laws of the State of Colorado, except for matters arising under the Act, without reference to principles of conflicts of law. Each of the parties consents to the exclusive jurisdiction and venue of the federal courts whose districts encompass any part of the State of Colorado or the state courts of the State of Colorado in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

IN WITNESS WHEREOF, the Purchaser has executed this Securities Subscription Agreement on the date set forth below.

(Print Name of Subscriber)

By:
(Signature)

Print Name & Title:
(for corporate subscribers)

Address for Shareholder Records:

Number of Shares Subscribed:

Purchase Price (# of Shares x $1.00)

The foregoing Subscription is accepted this   day of _________, 2010 by:

FULL THROTTLE INDOOR KART RACING Inc.

BY:
Richard Herrera, President